Exhibit A

Operating Expense Limits

As of June 24, 2019

Fund	Class	Operating Expense Limit	Term
Rational Strategic Allocation Fund	Class A Class C Institutional Class T	0.70% 1.45% 0.45% 0.70%	April 30, 2019
Rational Dividend Capture Fund	Class A Class C Institutional Class T	1.25% 2.00% 1.00% 1.25%	April 30, 2019
Rational Tactical Return Fund	Class A Class C Institutional Class T	2.24% 2.99% 1.99% 2.24%	April 30, 2019
Rational Dynamic Brands Fund	Class A Class C Institutional Class T	1.25% 2.00% 1.00% 1.25%	April 30, 2019
Rational Iron Horse Fund	Class A Class C Institutional Class T	1.95% 2.70% 1.70% 1.95%	April 30, 2019
Rational/ReSolve Adaptive Asset Allocation Fund	Class A Class C Institutional Class T	2.22% 2.97% 1.97% 2.22%	April 30, 2019
Rational Select Asset Fund	Class A Class C Institutional Class T	1.65% 2.40% 1.40% 1.65%	April 30, 2019
Rational/NuWave Enhanced Market Opportunity Fund	Class A Class C Institutional Class T	2.24% 2.99% 1.99% 2.24%	April 30, 2019
Rational Trend Aggregation VA Fund	N/A	1.25%	April 30, 2020
Rational Insider Buying VA Fund	N/A	1.25%	April 30, 2019

Context Insurance Linked Income Fund	Class A Class C Institutional	2.00% 2.75% 1.75%	April 30, 2020
Rational Special Situations Income Fund	Class A Shares Class C Shares Institutional Shares	2.00% 2.75% 1.75%	April 30, 2021
Rational/Pier 88 Convertible Securities Fund	Class A Shares Class C Shares Institutional Shares	1.24% 1.99% 0.99%	April 30, 2021

Mutual Fund and Variable Insurance Trust

By: /s/Stephen Lachenauer___________________

Print Name: Stephen Lachenauer

Title: Trustee

Rational Advisors, Inc.

By: _/s/ Jerry Szilagyi ______________________

Print Name: Jerry Szilagyi

Title: President